Exhibit 10.1

Beam Therapeutics Inc.

Non-Employee Director Compensation Policy

(as amended and restated as of June 2, 2025)

Effective as of the date set forth above, each individual who provides services to Beam Therapeutics Inc. (the “Company”) as a director, other than a director who is employed by the Company or a subsidiary (a “Non-Employee Director”), shall be entitled to receive the following amounts of compensation, subject to the limitations on annual Non-Employee Director compensation set forth in the Company’s 2019 Equity Incentive Plan:

Type of Compensation	Amount and Form of Payment
Annual cash fee	$50,000 ($75,000 for the chair of the Board of Directors (the “Board”) and $75,000 for the lead independent director)
Additional annual cash fee for members of the Audit Committee	$10,000 ($20,000 for the Audit Committee chair)
Additional annual cash fee for members of the Compensation Committee	$7,500 ($15,000 for the Compensation Committee chair)
Additional annual cash fee for members of the Nominating and Corporate Governance Committee	$5,000 ($10,000 for the Nominating and Corporate Governance Committee chair)
Additional annual cash fee for members of the Science and Technology Committee	$7,500 ($15,000 for the Compensation Committee chair)
Equity compensation

Each Non-Employee Director who is first elected or appointed to the Board shall, upon his or her initial election or appointment to the Board, be granted automatically and without the need for any further action by the Board (or compensation committee thereof), an option to purchase shares of the Company’s common stock (“Common Stock”) having a grant date fair value, determined in accordance with FASB ASC Topic 718 (or any successor provision) (“ASC Topic 718”), approximately equal to $800,000, provided, that the maximum number of shares of Common Stock subject to each such option shall be 70,000 shares (the “Initial Option”). The Initial Option shall vest as to one-third of the shares subject to the Initial Option on the first anniversary of the grant date and in equal monthly installments as to the remainder of the shares for two years thereafter, subject to the Non-Employee Director’s continued service to the Board through each applicable vesting date.

On the date of each annual meeting of stockholders of the Company, each Non-Employee Director who is both serving on the Board immediately prior to and immediately following such annual meeting and who was not first elected or appointed to the Board during the calendar year of such annual meeting (including, for the avoidance of doubt, at the time of such annual meeting) shall be granted automatically and without the need for any further action by the Board (or compensation committee thereof), an option to purchase shares of Common Stock having a grant date fair value, determined in accordance with ASC Topic 718, approximately equal to $400,000, provided, that the maximum number of shares of Common Stock subject to each such option shall be 35,000 shares (the “Annual Option”). The Annual Option shall vest in full on the earlier of either (i) the first anniversary of the grant date and (ii) immediately prior to the next annual meeting of stockholders of the Company that occurs following the grant date, subject to the Non-Employee Director’s continued service to the Board through the applicable vesting date.

Each option granted to any Non-Employee Director will have a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant, have a term of no more than ten (10) years and will be subject to the terms and conditions of the Company’s 2019 Equity Incentive Plan (or any successor plan).

All cash fees shall be payable in arrears on a quarterly basis or upon the earlier resignation or removal of the Non-Employee Director and shall be prorated for any calendar quarter of partial service, based on the number of calendar days the Non-Employee Director was a member of the Board.

In addition, Non-Employee Directors will be reimbursed by the Company for (i) reasonable travel and other expenses incurred in connection with the Non-Employee Director’s attendance at Board and committee meetings and (ii) reasonable expenses incurred related to continuing director education, in accordance with the Company’s policies as in effect from time to time.

The Board (or the compensation committee thereof) may amend this Non-Employee Director Compensation Policy at any time.